AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
DIVERSICARE HEALTHCARE SERVICES, INC.
ARTICLE I: The name of the corporation is Diversicare Healthcare Services, Inc. (the “Corporation”).
ARTICLE II: The registered office of the Corporation in the State of Delaware is located at 251 Little Falls Drive, Wilmington, County of New Castle, Delaware 19808. The registered agent of the Corporation at that address is Corporation Service Company.
ARTICLE III: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).
ARTICLE IV: The total number of shares of stock which the Corporation is authorized to issue is one hundred (100) shares of common stock having a par value of $0.01 per share.
ARTICLE V: The Corporation is to have perpetual existence.
ARTICLE VI: The business and affairs of the Corporation shall be managed by or under the direction of the board of directors, and the directors need not be elected by ballot unless required by the bylaws of the Corporation.
ARTICLE VII: In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the board of directors is expressly authorized to make, amend and repeal the bylaws, subject to the powers of the stockholder of the Corporation to adopt bylaws or to amend or repeal any bylaws adopted or amended by the board of directors of the Corporation.
ARTICLE VIII: Meetings of stockholders may be held within or without the State of Delaware, as the bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the bylaws of the Corporation.
ARTICLE IX: Every person who was or is a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another Corporation, or as its representative in a partnership, joint venture, trust or other enterprise, whether the basis of such action, suit or proceeding is any alleged action in an official capacity as director, officer or representative, or in any other capacity while serving as a director, officer or representative, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended, against all expenses, liability and loss (including attorneys’ fees, judgments, fines, excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by him or her in connection therewith; provided, however, that the Corporation shall indemnify any such person in connection with any action, suit or proceeding (or part thereof) initiated by such person only if such action, suit or proceeding (or part thereof) was authorized by the board of directors of the Corporation. Such right shall be a contract right and shall include the right to be paid by the Corporation expenses incurred in defending any action, suit or proceeding in advance of its final disposition upon delivery to the Corporation of an undertaking, by or on behalf of such person, to repay all amounts so advanced unless it should be determined ultimately that such person is entitled to be indemnified under this Article IX or otherwise.
The rights conferred by this Article IX shall not be exclusive of any other right which such persons may have or hereafter acquire under any statute, provision of the certificate of incorporation, bylaw, agreement, vote of stockholders or disinterested directors or otherwise.
ARTICLE X: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL, or (d) for any transaction from which the director derived an improper personal benefit, it being the intention of this Article X that a director of the Corporation shall, to the fullest extent permitted by the DGCL as the same exists or may hereafter be amended, not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.
ARTICLE XI: The Corporation expressly elects not to be governed by Section 203 of the DGCL.
ARTICLE XII: The Corporation reserves the right to amend or repeal any provision contained in the certificate of incorporation in the manner prescribed by the laws of the State of Delaware. All rights herein conferred are granted subject to this reservation.
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